Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

Instructure Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to be Paid	Equity	Common Stock, par value $0.01 per share	457(o)	(2)(3)	(4)	(2)	—	(6)

	Equity	Preferred stock, par value $0.01 per share	457(o)	(2)(3)	(4)	(2)	—	(6)

	Equity	Depository Shares	457(o)	(2)(3)	(4)	(2)	—	(6)

	Debt	Debt Securities	457(o)	(2)(3)	(4)	(2)	—	(6)

	Other	Warrants	457(o)	(2)(3)	(4)	(2)	—	(6)

	Other	Rights	457(o)	(2)(3)	(4)	(2)	—	(6)

	Equity	Units	457(o)	(2)(3)	(4)	(2)	—	(6)

	Unallocated (Universal) Shelf	—	457(o)			$800,000,000.00	.0000927	$74,160.00

	Equity(1)	Common Stock, par value $0.01 per share	457(c)	122,065,804	$24.41(5)	$2,979,626,275.64	.0000927	$276,211.36

Fees Previously Paid	—	—	—	—	—	—	—	—

Carry Forward Securities

Carry Forward Securities	—	—	—	—		—	—	—

	Total Offering Amounts							$350,371.36

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							$350,371.36

(1)	Represents securities that may be offered and sold from time to time in one or more offerings by selling stockholders identified in the registration statement.

(2)

The amount to be registered consists of up to $800,000,000 of an indeterminate amount of common stock, preferred stock, debt securities, warrants and/or units. There is also being registered hereunder such currently indeterminate number of (i) shares of common stock or other securities of the registrant as may be issued upon conversion of, or in exchange for, convertible or exchangeable debt securities and/or preferred stock registered hereby, or (ii) shares of preferred stock, common stock, debt securities or units as may be issued upon exercise of warrants registered hereby, as the case may be. Any securities registered hereunder may be sold separately or as units with the other securities registered hereunder.

(3)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the shares being registered hereunder include such indeterminate number of shares of common stock and preferred stock as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar transactions.

(4)

The proposed maximum offering price per security will be determined from time to time by the registrant in connection with, and at the time of, the issuance of the securities and is not specified as to each class of security pursuant to General Instruction II.D. of Form S-3 under the Securities Act.

(5)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of the Securities Act, and based upon the average of the high and low prices of the common shares as reported on The New York Stock Exchange August 18, 2022.

(6)	Calculated pursuant to Rule 457(o) under the Securities Act based on the proposed maximum aggregate offering price of all securities listed.